UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                  RAILTEX, INC.
                                (Names of issuer)

                                  COMMON STOCK
                          (Title of class of securities)

                                   750766 1 07
                                  (CUSIP number)


      Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

                                                          PAGE   1   OF  5 PAGES
                                                                 --      --

CUSIP NO.750766-1-07                 13G                  PAGE   2   OF  5 PAGES
                                                                 --      --
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          BRUCE M. FLOHR
          SSN ###-##-####

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
          NOT APPLICABLE                                               (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES

--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER           NONE


Number of                 ------------------------------------------------------
Shares              6     SHARED VOTING POWER         NONE
Beneficially
Owned by                  ------------------------------------------------------
Each                7     SOLE DISPOSITIVE POWER      NONE
Reporting
Person
With
                          ------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER    NONE


--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    NONE


--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                               NOT APPLICABLE

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  0.0%


--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON                      IN

                                  SCHEDULE 13G

CUSIP NO. 750766 1 07                                     PAGE   3   OF  5 PAGES
                                                                 --      --

ITEM 1.

      (a)   NAME OF ISSUER:                     RailTex, Inc.

      (b)   ADDRESS OF ISSUER'S
            PRINCIPAL EXECUTIVE OFFICE:         4040 Broadway
                                                Suite 200
                                                San Antonio, TX 78209

ITEM 2.

      (a)   NAME OF PERSON FILING:              BRUCE M. FLOHR

      (b)   NAME OF PRINCIPAL BUSINESS
            OFFICE OR, IF NONE,
            RESIDENCE:                          4901 Broadway
                                                Suite 221
                                                San Antonio, TX  78209

      (c)   CITIZENSHIP:                        United States

      (d)   TITLE OF CLASS OF SECURITIES:       Common Stock

      (e)   CUSIP NUMBER:                       750766 1 07


ITEM 3.     THE PERSON FILING THIS
            SCHEDULE 13G:                             NOT APPLICABLE

CUSIP NO.  750766 1 07                                    PAGE   4   OF  5 PAGES
                                                                 --      --

ITEM 4.     OWNERSHIP:

      (a)   AMOUNT BENEFICIALLY OWNED:        -0- shares

      (b)   PERCENT OF CLASS:                 0.0%

      (c)   NUMBER OF SHARES AS TO
            WHICH SUCH PERSON HAS:

          (i)   SOLE POWER TO VOTE OR
                TO DIRECT THE VOTE:           -0- shares

          (ii)  SHARED POWER TO VOTE OR
                TO DIRECT THE VOTE:           None

          (iii) SOLE POWER TO DISPOSE OR
                TO DIRECT THE DISPOSITION
                OF:                           -0- shares

          (iv)  SHARED POWER TO DISPOSE OR
                TO DIRECT THE DISPOSITION
                OF:                           None


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR
            LESS OF A CLASS:                  THIS STATEMENT IS BEING FILED TO
                                              REPORT THAT AS OF FEBRUARY 4,
                                              2000, THE REPORTING PERSON HAS
                                              CEASED TO BE THE BENEFICIAL OWNER
                                              OF MORE THAN 5% OF THE CLASS OF
                                              SECURITIES COVERED BY THIS REPORT.



ITEM 6.     OWNERSHIP OF MORE THAN FIVE
            PERCENT ON BEHALF OF ANOTHER
            PERSON:

                                              NOT APPLICABLE

CUSIP NO.  750766 1 07                                    PAGE   5   OF  5 PAGES
                                                                 --      --
PAGES


ITEM 7.     IDENTIFICATION AND CLASSIFICATION
            OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY
            THE PARENT HOLDING COMPANY:               NOT APPLICABLE


ITEM 8.     IDENTIFICATION AND CLASSIFICATION
            OF MEMBERS OF THE GROUP:                  NOT APPLICABLE


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:           NOT APPLICABLE


ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and to not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          FEBRUARY 9, 2000
                                          Date


                                          /s/BRUCE M. FLOHR
                                          Bruce M. Flohr